EXHIBIT 99.4

EIGHTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of April 30, 2013, by and between SIGMATRON INTERNATIONAL, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of January 31, 2011 (as amended from time to time, the “Credit Agreement”);

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the same to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS

Borrower and Bank hereby agree that the Credit Agreement shall hereby be amended as follows:

1. Section 4.9(e) is hereby deleted in its entirety and replaced with the following:

“Net profit after taxes, including, for purposes of the 2013 fiscal year only, the addition of the charge incurred in connection with the acquisition transaction contemplated by the Spitfire Acquisition Agreement in the amount not to exceed $805,000, of not less than $1.00 as of each fiscal quarter end on a rolling 4-quarter basis”

2. Section 5.2 is hereby amended by deleting “$6,000,000” and replacing it with “$11,500,000.”

3. Section 5.3 is hereby amended by deleting the words “and (c)” therein and replacing them with the following:

“, (c) the liabilities of Borrower to a lessor or lessors in connection with capitalized lease obligation(s) to be entered into during the Borrower’s 2013 fiscal year not exceeding $6,000,000 in the aggregate as determined in accordance with generally accepted accounting principles consistently applied, except as may be modified by the Financial Accounting Standards Board only with respect to capitalized leases (each such obligation, a “Capital Lease”), and (d)”

4. Section 5.7 is hereby amended by inserting the words “any lessor party to a Capital Lease secured solely by property financed under such Capital Lease,” after the words “GE Capital,”

ARTICLE II

GENERAL CLAUSES

1. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. Borrower and Bank hereby agree that this Amendment constitutes a Loan Document and that the term “Loan Document”, as defined in the Credit Agreement, shall be read and understood, wherever it appears in the Credit Agreement and in any other Loan Document, to include this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

2. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and the other Loan Documents and reaffirms all covenants set forth therein in each case as of the date hereof and as if the same had been set forth in full herein. Borrower further certifies that as of the date of this Amendment, there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

3. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, but giving effect to federal laws applicable to national banks.

5. In accordance with Section 7.3 of the Credit Agreement, Borrower shall pay to Bank all reasonable out-of-pocket payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include reasonable outside counsel fees), expended or incurred by Bank in connection with the preparation of this Amendment and all other documents prepared in connection herewith.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SIGMATRON INTERNATIONAL, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Linda K. Frauendorfer	By:	/s/ Matthew P. Soper
Name:	Linda K. Frauendorfer	Name:	Matthew P. Soper
Title:	Chief Financial Officer	Title:	Vice President